Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-25877, 333-30371, 333-67684, 333-133098, 333-134558, 333-143698, 333-143699, and 333-159704 on Form S-8 and No. 333-126670 on Form S-3 of our reports dated March 22, 2012, relating to the financial statements and financial statement schedule of Collective Brands, Inc., and subsidiaries and the effectiveness of Collective Brands, Inc., and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Collective Brands, Inc., and subsidiaries for the year ended January 28, 2012.

/s/ DELOITTE & TOUCHE LLP
March 22, 2012